Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Lifetime Brands, Inc.

We consent to the use of our report dated September 16, 2005, with respect to the consolidated balance sheets of The Pfaltzgraff Co. and subsidiaries, a wholly-owned subsidiary of Susquehanna Pfaltzgraff Co., as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Harrisburg, Pennsylvania

October 31, 2005